UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 5, 2012

BIONEUTRAL GROUP, INC.
(Exact name of registrant as specified in its charter)

Nevada	333-149235	26-0745273
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

55 Madison Avenue, Suite 400, Morristown, New Jersey		07960
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (973) 285-3373

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions ( see  General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On March 5, 2012, BioNeutral Group, Inc. a Nevada corporation (the “Company”) issued a press release disclosing that it entered into an Engagement Agreement (the “Agreement”) with DLA Piper US LLP (“DLA”) for the provision by DLA of government contracting services to the Company related to its sporicide and sterilent, Ygiene™.  In particular, the Agreement provides that DLA will provide the Company with (i) government contact counseling and assistance in obtaining a General Services Administration (GSA) Multiple Award Schedule contract, as well assistance in obtaining any other prime contract or subcontract with a federal, state or local government agency or international organization; (ii) outreach to and education of select government senior officials, members of Congress, health networks and other relevant organizations about Ygiene™; and (iii) strategic advise regarding public policy matters related to Ygiene™.  Under the Agreement, Senator Tom Daschle, DLA’s Senior Policy Advisor, will oversee the management of the services to be provided by DLA, which will be provided by other attorneys and professionals of DLA.  Such representation does not include representation of the Company’s subsidiaries, affiliates, stockholder, officers or directors.

In consideration for the services to be provided by DLA, the Company agreed to pay DLA (i) a monthly retainer in the amount of $22,500 from March 1, 2012 to September 1, 2012; (ii) thereafter, and unless otherwise mutually agreed upon, a retainer of $40,000 per month; and (iii) an annual fee of 12.5% of all gross sales of Ygiene™ (or its successor) products that DLA was a factor in securing.  In addition, the Company agreed to pay for all travel and other associated costs incurred by DLA, as approved by the Company’s Chief Executive Officer.  None of the fees payable to DLA shall be derived from federal appropriations.

The Agreement may be terminated by either of the parties thereto upon sixty (60) days notice to the other party.

Item 9.01 Financial Statements and Exhibits.

Exhibit No.	Description
99.1	Press Release dated March 5, 2012

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

March 5, 2012	BIONEUTRAL GROUP, INC.

By: /s/ Andy Kielbania
Name: Andy Kielbania
Title: Interim Chief Executive Officer